Exhibit 10.7

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT dated as of ______________, 2008 (this “Agreement”), among Artio Global Investors Inc., a Delaware corporation (the “Company”), and Julius Baer Holding Ltd., a company organized under the laws of Switzerland (“JBH”) and each other holder from time to time of Class C Stock (as defined below) that hereafter becomes a party hereto (JBH and each such other holder being herein called a “Shareholder”).

W I T N E S S E T H :

WHEREAS, the Company will issue shares of its class C common stock, par value $0.001 per share (the “Class C Stock”), to JBH immediately prior to the initial public offering of shares of stock of the Company (the “IPO”); and

WHEREAS, pursuant to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), any holder of Class C Common Stock shall be entitled to a vote per share for each share held of record on all matters on which stockholders generally are entitled to vote equal to the greater of (a) one vote for each share of Class C Common Stock held of record by such holder and (b) an amount equal to (i) 25% of the sum of (x) the total number of shares of the Company’s class A common stock, par value $0.001 per share (the “Class A Stock”), then outstanding and (y) the total number of shares of the Company’s class B common stock, par value $0.001 per share (the “Class B Stock”), then outstanding, divided by (ii) the total number of shares of Class C Common Stock then outstanding; and

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the IPO.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

1.  Composition of the Board.  (a) Following the consummation of the IPO, JBH shall have the right to designate one director of the Board of Directors of the Company (the “Board”) for so long as the Aggregate Ownership of JBH and the JBH Subsidiaries (as defined below) is equal to or greater than 10%.  Such director shall initially be in the class of directors with a term expiring in 2011.  For the purposes of this Agreement, “Aggregate Ownership” means the percentage of the outstanding Class A Common Stock “beneficially owned” (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) (without duplication) by JBH and its JBH Subsidiaries as of the date of such calculation, calculated on a fully diluted basis assuming all New Class A Units of Artio Global Holdings LLC held by each of Richard C. Pell and Rudolph-Riad Younes and their respective successors and assigns and Class C Stock owned by JBH and the JBH Subsidiaries are exchanged or converted, as applicable, for shares of Class A Stock.  “JBH Subsidiary” means any subsidiary of JBH that holds Class C Stock and is a party to this Agreement.

(b)  The Company agrees to use its best efforts to cause the individual designated pursuant to Section 1(a) to be nominated to serve as a director on the Board, and to take all other necessary actions (including calling a special meeting of the Board and/or shareholders) to ensure that the individual designated pursuant to Section 1(a) serves as a director of the Company.

2.  Vacancy.  (a) If, as a result of death, permanent disability, retirement, resignation, removal (with or without cause) or otherwise, the Board seat held by the individual designated pursuant to Section 1(a) becomes vacant, the Shareholder may, subject to the provisions of Section 1(a), designate pursuant to Section 1(a) another individual (the “Replacement Nominee”) to fill such vacancy and serve as a director of the Company.

(b)  The Company agrees to use its best efforts to cause the Replacement Nominee to be nominated to serve as a director on the Board, and to take all other necessary actions (including calling a special meeting of the Board and/or shareholders) to ensure that the Replacement Nominee succeeds to the Board seat vacated by the individual designated pursuant to Section 1(a).

3.  Board Observer.  If the Aggregate Ownership of JBH and the JBH Subsidiaries falls below 10%, then, until the later of the date upon which (a) the Aggregate Ownership of JBH and the JBH Subsidiaries falls below 5% or (b) that certain Transition Services Agreement between JBH and the Company dated as of [_________], 2008 (as amended from time to time) is terminated or expires according to its terms, JBH shall have the right to appoint a representative (the “Board Representative”) to attend each meeting of the Board as a non-voting observer, whether such meeting is conducted in person or by teleconference.  The Board Representative shall have the right to present matters for consideration by the Board and to speak on matters presented by others.  Subject to the confidentiality provisions of this Section 3, the Company shall cause the Board Representative to be provided with all communications and materials that are provided by the Company or its consultants to the members of the Board generally, at the same time and in the same manner that such communications and materials are provided to such members, including all notices, board packages, reports, presentations, minutes and consents.  The Board Representative shall be entitled to meet and consult with the senior executive management team of the

Company on a quarterly basis to discuss the quarterly and annual business plans of the Company and the Company’s subsidiaries and to review the progress of the Company and the Company’s subsidiaries in achieving their plans.  In addition, upon request to the chief executive officer of the Company, the members of the senior executive management team of the Company shall make themselves available during normal business hours to meet with the Board Representative on an interim basis, as the Board Representative may reasonably request from time to time, and as would not unreasonably interfere with the duties of the members of the senior executive management team of the Company.

Notwithstanding any other provision of this Section 3 to the contrary, the Company or the Board shall have the right to keep confidential from the Board Representative for such period of time as the Company or the Board deems reasonable any information and copies of written materials the Company is required by law or agreement with a third party to keep confidential.  As a condition of the exercise of their rights under this Section 3, the Board Representative shall enter into such agreements or undertakings with the Company to maintain the confidentiality of information provided to them in connection with the exercise of such rights as the Company may reasonably request.

4.  Voting Agreement.  To the extent the Shareholders are entitled under the Certificate of Incorporation to a vote per share of Class C Stock greater than one vote for each share of Class C Stock held of record by the Shareholders at any meeting of the common stockholders of the Company and at any adjournment thereof, each Shareholder hereby agrees to vote (or cause to be voted) in person or by proxy, such excess shares on the same basis and in the same proportion as the votes cast by holders of the Class A Stock and Class B Stock.  Any such excess vote shall be cast in accordance with the procedures applicable thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote.

5.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements, both oral and written, among the parties hereto with respect to the subject matter hereof.

6. No Third Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights or remedies hereunder.

7.  Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of party hereto without the prior written consent of the other party.  Notwithstanding the preceding sentence, JBH may assign its rights hereunder in whole or in part to a JBH Subsidiary, provided that such JBH Subsidiary (a) executes and delivers a Joinder Agreement (as defined in Section 16), and (b) remains at all times thereafter a subsidiary of JBH.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.  Waiver; Amendment.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.  No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and the Shareholders.

9.  Counterparts.  This Agreement may be executed (including by facsimile transmission) with counterpart pages or in one or more counterparts, each of which shall be deemed to be an original and all of which shall, taken together, be deemed to be one and the same instrument.

10.  Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

11.  Consent to Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

12.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.  Effective Time.  This Agreement shall become effective upon the IPO.

15.  Joinder.  JBH shall cause all its successors and permitted assigns and each other JBH Subsidiary that is a holder of any Class C Stock to execute and deliver to the Company an agreement to be bound by this Agreement as a Shareholder, in form and substance reasonably satisfactory to the Company (a “Joinder Agreement”) prior to or contemporaneously with any such JBH Subsidiary becoming a holder of Class C Stock.  No Shareholder shall transfer any shares of Class C Stock to a JBH Subsidiary unless such JBH Subsidiary executes and delivers a Joinder Agreement and any purported transfer in violation of this Section 15 shall be deemed to be null and void ab initio.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

ARTIO GLOBAL INVESTORS INC.

By:
Name:
Title:

By:
Name:
Title:

JULIUS BAER HOLDING LTD.

By:
Name:
Title:

By:
Name:
Title: